Exhibit 10.78
June 6, 2006
Mr. Scott A. Fry
6099 Arrington Drive
Fairfax Station, VA 22039
Re:   Addendum to Offer Letter
Dear Scott:
This letter constitutes an addendum to a letter, dated December 16, 2003, to you from Alion Science and Technology Corporation (“Alion” or the “Company”) which constituted our original offer of employment (the “Offer Letter”). This letter provides to you additional benefits in consideration for your continued service to the Company. This letter replaces and supersedes in its entirety the letter to you dated March 7, 2006.
     1. Benefits.
In addition to the benefits set forth in your Offer Letter, you will continue to be eligible to receive a company-leased automobile under our Auto Lease Policy. This is equivalent to a maximum of approximately $1,000 a month. You will also receive 24 personal days off (“PTO”) per year in addition to the current ten paid holidays. You are also eligible to receive other executive benefits under current Alion policies for:
•	Tax Preparation Subsidy

•	Physical Fitness Membership Subsidy

•	Annual Health Physical Subsidy
All other Alion Core and Optional Employee Benefits remain the same. In addition, you and the Company agree to the following additional terms, with any reference to you to mean “Employee”:
     2. Severance. A. If, from the date of this letter until and including December 20, 2007, the Company terminates Employee’s employment without Cause (as defined below), the Company shall make a lump-sum severance payment to Employee equal to one year of Employee’s annual base salary as of the Termination Date

Mr. Scott A. Fry
June 6, 2006

as defined in Section 4 below. There will be no further rights to any further compensation. In the event that Employee is terminated for Cause, Employee will not be entitled to any severance or other benefits upon termination other than those accrued benefits provided to employees pursuant to existing Company policies.
          B. For purposes of this letter, “Cause” is defined as the occurrence of one of the following: (i) Employee’s material violation of Company policy or any violation of the Company’s Code of Ethics, Conduct and Responsibility; (ii) any act, failure to act, series of acts or failures to act, or course of conduct on Employee’s part constituting reckless, willful, or criminal misconduct in the performance of your duties; (iii) any failure to perform, or gross negligence or incompetence in the performance of, Employee’s duties; or (iv) Employee’s commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company.
     3. Change of Control Benefits. In the event of a Change of Control, as defined in Section 5 below, if Employee meets the Eligibility Requirements set forth in Section 4 below, the Company’s successor or assign shall pay Employee, in lieu of any severance benefits described above, a lump sum amount equal to the amount of Employee’s annual base salary as of the Termination Date (the “Change of Control Benefits”). There will be no further rights to any further compensation or benefits.
     4. Eligibility for Change of Control Benefits. If Employee terminates employment (for reasons other than set forth in Section 4D below) with any successor or assign (or any of their respective affiliates) of the Company at any time during the twenty four (24) month period beginning on the effective date of a Change in Control (the “Protection Period”), he shall be entitled to the Change of Control Benefits. If during the Protection Period, Employee terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of the Company (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below), Employee shall have the right, in his sole and reasonable discretion, to receive the Change of Control Benefits. For purposes of this letter, the following terms shall have their respective meanings:
          A. “Good Reason” shall result only upon the occurrence, without Employee’s prior written consent, of one or more of the following events, as determined by Employee in good faith, during the Protection Period: (i) Employee’s

Mr. Scott A. Fry
June 6, 2006

authority or responsibility has materially diminished as compared to Employee’s authority and responsibility in effect immediately prior to a Change in Control; (ii) Employee has been assigned permanent duties inconsistent with his position, responsibility and status with the Company immediately prior to the Protection Period; (iii) there has been an adverse change in Employee’s title or office as in effect immediately prior to the Protection Period; (iv) Employee’s base pay or incentive compensation has been reduced; or (v) Employee’s principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that “Good Reason” shall not include (x) acts not taken in bad faith that are cured by the Company’s successor or assign in all respects, including without limitation restoration of all back pay and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of the Company (or its respective affiliate), as applicable, of a written notice from Employee identifying in reasonable detail the act or acts constituting “Good Reason” in a “Preliminary Notice of Good Reason”, or (y) acts for which Employee does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.
          B. “Notice of Termination” shall mean a notice that indicates in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.
          C. “Termination Date” shall mean the date specified in the Notice of Termination for termination of Employee’s employment under this Agreement.
          D. Notwithstanding any other provision under this Agreement, Employee shall not be entitled to receive Change of Control Benefits in the event that: Company’s successor or assign (or any of its respective affiliates) terminates Employee’s employment for Cause (as defined below); (ii) Employee dies (in which case the Company shall pay to Employee’s heir or personal representatives, as the case may be, six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary, commencing with the first calendar month after termination); (iii) Employee is determined to be totally and permanently disabled (in which case the Company shall pay to Employee six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary less any payments under the Company’s long term disability insurance plan that Employee receives or is entitled to receive in each such month, commencing with the first calendar month after termination); (iv) the Company’s successor or assign (or any of its respective affiliates) terminates Employee’s employment without cause (in which case the Company shall make a lump-sum severance payment to Employee equal to one year of Annual Base Salary as of the Date of Termination); or (v) Employee resigns other than for Good Reason (in which case the

Mr. Scott A. Fry
June 6, 2006

Company shall have no further obligations to Employee under this Agreement, including without limitation payment of future compensation or benefits). In any such event, Employee, in addition to any benefits payable in accordance with this Agreement, shall be entitled only to his salary and benefits accrued or earned and vested under other plans, programs, policies, practices and coverage of the Company’s successor or assign (or any of its respective affiliates).”
     5. Change in Control. For the purposes of this letter, a “Change of Control” shall mean and shall be effective upon the closing date of: (i) the dissolution or liquidation of the Company; (ii) the merger or consolidation of the Company with any other corporation, foundation, association or other entity; (iii) the amendment of the Company’s corporate documents to grant a party other than the Company’s Employee Stock Ownership Plan, the right to designate, elect or remove a majority of the Company’s voting directors; or (iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company.
     6. Other Provisions. All other provisions set forth in the Offer Letter shall remain the same.
By our mutual signatures below, you and the Company agree to the terms of this letter.
We look forward to your continued success with Alion. If you have any questions, please call me at (703-269-3487).
Yours very truly,

/s/ Stacy Mendler

Stacy Mendler
Executive Vice President
I accept this letter and agree to the above terms.

/s/ Scott Fry	6/6/06

Signature	Date